STEGMAN

& C O M P A N Y

CERTIFIED PUBLIC ACCOUNTANTS AND
MANAGEMENT CONSULTANTS SINCE 1915

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed by Howard Bancorp, Inc. on Forms S-8 (Nos. 333-187714, and 333-191938) of our report dated March 27,2014 with respect to the audit of the consolidated balance sheets of Howard Bancorp, Inc. as of December 31, 2013 and 2012, and the related statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for the years ended December 31, 2013 and 2012, which appears in the Annual Report on Form 10-K of Howard Bancorp, Inc. for the year ended December 31, 2013.

Baltimore, Maryland

March 27, 2014